Exhibit 99.2

Checkers Drive-In Restaurants, Inc.

Annual Shareholders Meeting

May 28, 2003

Financial Overview

Year 2002 Highlights:

Same Store Sales Flattened Over 2001 Levels: Rolled Over 2001 SSSG of 11.6% (industry + 1.5%). 2002 Very Competitive Environment (Burger Wars). Company focused on profit margin vs. topline sales.

Restaurant Operating Margins Improved:

Cost of Sales (food/paper and labor) decreased 235 basis points. Went from 64.8% down to 62.5%.

Net Income:

$1.7mm loss after $12.6mm non-cash charge offs.

Charge-Off Objectives:

Finalize Turnaround Phase in 2002. Set the foundation for future profitability.

Impairment Charges ($7.4mm):

Wrote down the book value of selected stores lagging the Company’s turn-around projections. Positioned Company for future growth opportunities.

Restaurant Closure Charge ($5.2mm):

Restaurant closure reserve charge taken on 39 vacant properties to reserve 100% of all future lease payment obligations. Eliminated potential on-going reserve charges in 2003.

The Bottom Line:

Net Income vs. Adjusted Net Income: Net Income: used when reporting public financial statements under GAAP. Adjusted Net Income: Internally defined term by management to help track the true economic performance of the Company.

Adjusted Net Income** Reconciliation	1999	2000	2001	2002
Net Income (Loss)	(25,888)	2,342	4,335	(1,706)
Add:
Impairment of long-lived assets	22,271	629	1,170	7,420
Loss from restaurant closures	3,780	633	573	5,196
Loss (Gain) from the early extinguishment of debt	(849)	229	0	0
Subtract:
Gain on sales of assets	2,616	307	985	789
Franchise fees and other income	2,424	4,009	713	400
Net Adjustments:	20,162	(2,825)	45	11,427
Adjusted Net Income	(5,726)	(483)	4,380	9,721
% Change =>				122%

**	Adjusted Net Income—Considered by management a reflection of the true economic performance of the Company.

Balance Sheet:

Total cash increased 71% or $7.5mm to $18.1mm. Total debt decreased 16% or $5.9mm to $31.0mm. Approved for $15mm line of credit for developing new stores.

First Quarter—2003:

Q1 2003 Highlights:

Same Store Sales Growth 6.4%—quick service industry SSG% down 2.5%. Restaurant Operating Margins Improved from 14.7% to 15.8% or +110 basis points. Net Income Improved—from $2.7mm to $3.2mm or 20. 8%. Margin—from 6.6% to 7.5% or +90 basis points.

Q1 2003 Performance Drivers:

Technology:

New point of sale (POS) systems. New drive-thru timers. New enterprise reporting system.

Human Capital:

Leadership—involved and passionate. On-going training. Creative and fun incentives.

Marketing:

Creative, distinct and consistent. Utilizes TV in nearly 85% of our markets. Capitalizes on the human fact ‘You Gotta Eat”.